Exhibit 21.1

List of Subsidiaries of the Registrant

Upland Software I, Inc. (formerly known as PowerSteering Software, Inc.)

Upland Software II, Inc. (formerly known as Tenrox Inc.)

Upland Software III, LLC (formerly known as LMR Solutions, LLC)

Upland Software IV, Inc. (formerly known as FileBound Solutions, Inc.)

Upland Software V, Inc. (formerly known as ComSci, Inc.)

Upland Software VI, LLC (formerly known as ComSci, LLC)

Upland Software VII, Inc. (formerly known as ComSci, Inc.)

PowerSteering Software, Ltd. (UK)

Tenrox Inc. (Canada)